Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333- 260686) pertaining to the Cognition Therapeutics, Inc. Amended and Restated 2007 Equity Incentive Plan, the 2017 Equity Incentive Plan, as Amended, the 2021 Equity Incentive Plan and the 2021 Employee Stock Purchase Plan of Cognition Therapeutics, Inc. of our report dated March 30, 2022, with respect to the consolidated financial statements of Cognition Therapeutics, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2021.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

March 30, 2022